EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
          THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and among Enstar Group Limited, a Bermuda company (the “Company”), Enstar (US), Inc., a Delaware corporation (“Enstar US”), and John J. Oros (“Executive”).
     WHEREAS, the Company, Enstar US, and Executive are parties to that certain Employment Agreement, dated as of May 1, 2007 (the “Employment Agreement”); and
     WHEREAS, the Company and Executive wish to conclude their employment relationship amicably and on mutually satisfactory terms and to settle fully and finally all claims, disputes, and potential claims and disputes that Executive may have with the Company, Enstar US, and the Company’s other subsidiaries and affiliates.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:
          1. Effective Date. This Agreement shall become effective and enforceable, unless sooner revoked pursuant to Section 2, on the eighth day after the Company receives Executive’s signed copy of this Agreement (the “Effective Date”). Executive shall deliver the Agreement bearing his original signature to the Company at its headquarters, P.O. Box 2267, Windsor Place, 3rd Floor, 18 Queen Street, Hamilton HM JX, Bermuda, Attention: Chief Financial Officer.
          2. Revocation. Executive may revoke this Agreement if he delivers written notice of revocation to the Company’s Chief Financial Officer at the address specified in Section 1 and such notice is received by the Company before 5:00 p.m. Atlantic Time on the seventh day after the date the Executive signed the Agreement. Executive understands that this Agreement shall be null and void, and he shall not be entitled to any payments or benefits hereunder, if he validly revokes the Agreement.
          3. Termination of Employment Agreement and Resignation as Director. As of the Effective Date, the Employment Agreement shall be terminated and of no further force and effect, except as otherwise expressly provided in this Agreement, and Executive’s status as an employee of the Company, Enstar US, and the Company’s other subsidiaries and affiliates shall cease. Simultaneously with the execution of this Agreement, Executive has delivered a letter to the Company resigning from his position as a member of the Board of Directors of the Company, the Board of Directors of Enstar US, and the Board of Directors (or similar governing body) of any other subsidiary or affiliate of the Company upon which he serves.
          4. Separation Payment. Subject to the terms and conditions in this Agreement and provided Executive has not revoked this Agreement pursuant to Section 2 hereof, Executive shall receive a lump sum payment of $1.25 million, which shall be reduced by all payroll deductions required by applicable law or authorized by Executive in writing to the Board of Directors of the Company, payable on the tenth day following the Effective Date (the “Payment”).
          5. Good and Valuable Consideration/No Further Payment. The Payment constitutes good and valuable consideration for this Agreement. Executive understands and agrees that, if he signs and does not revoke this Agreement, except as expressly provided herein, he is not entitled to receive any additional payment or benefit as a result of (i) his employment with, or his separation of employment from, the Company, Enstar US, or any other subsidiary or affiliate of the Company or (ii) his service as a member of, or the termination of his service as a member of, the Board of Directors (or similar governing body) of the Company, Enstar US, or any other subsidiary or affiliate of the Company.
          6. Wages. Executive acknowledges that he has received payment in full of all wages, including without limitation any and all salary, bonuses, and any other form of compensation for work he performed for or on behalf of the Company, Enstar US, or any other subsidiary or affiliate of the Company on or before August 20, 2010.
          7. Stock Options. Pursuant to The Enstar Group, Inc. 1997 Omnibus Incentive Plan, as amended (the “Plan”), the Compensation Committee has determined that Executive’s options to purchase the Company’s ordinary shares shall expire on their original expiration dates as follows: (i) his options to purchase 49,037 ordinary shares at an exercise price of $18.35 shall expire on June 26, 2011; (ii) his options to purchase 49,037 ordinary shares at an exercise price of $19.63 shall expire on September 27, 2011; and (iii) his options to purchase 98,075 ordinary shares at an exercise price of $40.78 shall expire on August 18, 2013. Executive acknowledges that he does not own or hold any other options to purchase ordinary shares of the Company. Consistent with its authority to administer the Plan, the Compensation Committee has confirmed that Executive shall be permitted to pay the exercise price for any of the above-referenced options and any withholding tax required to be paid with respect to such options through a cashless exercise, whereby the Company withholds the exercise price and any applicable withholding tax from the number of ordinary shares that would otherwise be delivered upon a cash exercise of the option.
          8. General Release. In consideration of the Payment and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges the Company, Enstar US, and any and all of their parents, subsidiaries, affiliates, related entities, and each of their predecessors, successors, customers, insurers, owners, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Agreement, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Agreement and any and all claims arising under any oral or written Company program, policy, practice, contract, agreement (except this Agreement), understanding, any common-law principle of any jurisdiction, any foreign, Bermuda, or United States federal, state, or local statutes or ordinances, with all amendments thereto, including without limitation, the Employment Act 2000 (Bermuda), the Human Rights Act 1981 (Bermuda), the National Labor Relations Act of 1947, the Civil Rights Acts of 1866 (Section 1981), 1871 (Section 1983), 1964 (Title VII), and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Executive Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the New York Labor Law, the New York Whistleblower Protection Law, the New York Wage and Hour Laws, the New York City Administrative Code, and any other employee-protective law of any jurisdiction that may apply.
          9. Covenant not to Sue. Executive certifies that neither he nor any person or entity on his behalf has, as of the Effective Date, filed, commenced, maintained, prosecuted, or participated in any lawsuit, complaint, action, or proceeding of any kind, including without limitation any judicial or arbitral action or action with respect to a regulatory authority against the Company, Enstar US, or any Released Party. Executive covenants and agrees that neither he nor any person or entity on his behalf shall file, commence, maintain, prosecute, or participate in any lawsuit, complaint, action, or proceeding of any kind, including without limitation any judicial or arbitral action or action with respect to a regulatory authority against the Company, Enstar US, or any Released Party with respect to any act, omission, transaction, occurrence, contract, claim, event, or other matter that occurred up to and including the Effective Date. Nothing in this Section 9 shall prevent Executive from seeking to enforce the terms of this Agreement, and Executive specifically reserves all rights with respect hereto.
          10. Restrictive Covenants. The covenants and obligations of Executive contained in Section 5.1 and Exhibit A of the Employment Agreement shall remain in full force and effect in accordance with their terms. Executive acknowledges that the covenants and obligations contained in Section 5.1 and Exhibit A of the Employment Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and Enstar US irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company and Enstar US shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 5.1 and Exhibit A of the Employment Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company and Enstar US may have at law or in equity.
          11. Compliance with Section 409A. This Agreement shall be interpreted to avoid any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.
          12. Good Faith Settlement. This Agreement constitutes the good faith compromise and settlement of all claims and potential claims Executive has against any one or more of the Released Parties and is not and shall not be construed as an admission of any wrongful or unlawful act against Executive or that the conclusion of Executive’s employment was in any way wrongful or unlawful.
          13. Knowing and Voluntary Agreement. Executive acknowledges that he received this Agreement on July 29, 2010; that the Company advised him in writing, by this Section 13, to consult with an attorney before signing this Agreement; that the Company is providing him with 21 days to consider this Agreement before signing it; that the Company is providing him with seven days to revoke this Agreement after signing it, if he chooses to do so; that Executive carefully read and fully understands all of the provisions and effects of this Agreement; that Executive is entering into this Agreement voluntarily and free of coercion and duress; and that neither the Company nor any of its agents or attorneys made any representations or promises concerning the terms or effects of this Agreement.
          14. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Delaware, without reference to the principles of conflicts of law otherwise applicable therein.
          15. Construction. Each party to this Agreement had full opportunity to negotiate all terms and language of this Agreement and this Agreement and all of its terms shall be construed as if drawn by the parties collectively and not against any one party as the drafter. For purposes of this Agreement and the letter of resignation, the term “affiliates” shall not include J.C. Flowers & Co. LLC or Financial Guaranty Advisors, LLC.
          16. Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.
          17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No addendum, amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.
          18. Severability. If a court of competent jurisdiction adjudicates any covenant or obligation under this Agreement void or unenforceable, then the parties intend that the court modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the parties intend that the court sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations, and provisions as so modified, shall remain valid, enforceable, and in full force and effect.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of August 20, 2010.

ENSTAR GROUP LIMITED
By:	/s/ Dominic F. Silvester
	Name:	Dominic F. Silvester
	Title:	Chief Executive Officer

ENSTAR (US) INC.
By:	/s/ Karl Wall
	Name:	Karl Wall
	Title:	President

BY SIGNING THIS AGREEMENT, JOHN J. OROS ACKNOWLEDGES THAT HE DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST THE COMPANY AND OTHER RELEASED PARTIES.

/s/ John J. Oros
John J. Oros